MERRILL LYNCH SERIES FUND, INC.

NATURAL RESOURCES PORTFOLIO

SERIES #8

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/20/02	Companhia Vale Do Rio Doce	$281,750	$1,678,523,518	First Boston
		$	$
		$	$